SORL Auto Parts Reports Fourth Quarter and Fiscal 2009 Financial Results

- Gross Margin 31% with Record EPS of $0.28 in Q4 -

ZHEJIANG, China, March 29, 2010 — SORL Auto Parts, Inc. (Nasdaq: SORL) (“SORL” or “the Company”), a leading manufacturer and distributor of commercial vehicle air brake systems as well as related auto parts in China, today announced financial results for the fourth quarter and fiscal year ended December 31, 2009.

2009 Fourth Quarter Financial Highlights

•	OEM sales were up 115% year-over-year from $10.4 million to $22.4 million, and 29% quarter-over-quarter from $17.4 million to $22.4 million;
•	Revenues rose 63% from $25.1 million to $41.0 million,
•	Gross margin was 31%, up from 21% in the fourth quarter of 2008;
•	Net income rose 184% year-over-year from $1.8 million to $5.0 million and 31% quarter-over-quarter from $3.8 million to $5.0 million.
•	EPS was $0.28 versus $0.10 in the same quarter in 2008;
•	Cash and equivalents were $10.3 million; current ratio of 5.1 to 1.

Xiaoping Zhang, SORL Auto Parts’ Chairman and Chief Executive Officer, commented, “We are encouraged by a record-setting quarter as our margin expanded and sales rose. Our margin benefited from the strategic decision we made in early 2009 to optimize our product offerings and increase our penetration of the domestic OEM market. After a turbulent 2008, the Chinese truck market staged a strong come-back in 2009. Thanks to Chinese government stimulus initiatives and their ripple effect from coastal provinces to inland China, our OEM business growth gathered momentum in the first half of 2009 and accelerated thereafter. Our strategy of optimizing our product portfolio by launching high value-add and high-margin products started showing results. We believe that our reputation for making quality products, for more than 20-years, and our continued dedication to R&D, form a basis for what we intend to be steady and sustainable future growth."

Fourth Quarter Financial Results

For the fourth quarter of 2009, net sales were $41.0 million, a $15.9 million or 63.3% increase from the $25.1 million in the same quarter of 2008, and a 20.6% gain over the net sales of $34.0 million in the third quarter of 2009.

Revenues from China's domestic OEM market were $22.4 million in the fourth quarter of 2009, an increase of 115.4% from the $10.4 million of the fourth quarter of 2008, and a gain of 28.7% from the $17.4 million in the 2009 third quarter. Revenues from China's domestic aftermarket in the 2009 fourth quarter were $9.1 million, a 35.8% rise compared with the $6.7 million in last year’s fourth quarter, and a 4.6% increase compared with $8.7 million in the 2009 third quarter. Revenues from the international markets were $9.6 million in the 2009 fourth quarter, an 18.5% rise compared with the $8.1 million in the same quarter last year, and 23% gain compared with the $7.8 million in the third quarter of 2009.

The higher domestic Chinese sales growth, especially the strong OEM business, was mainly due to China’s steady economic expansion and the impact of accelerated infrastructure construction spending during the second half of 2009 on commercial vehicle sales. The Company’s sales growth also was due to the success of integrated products and modular supplies of air brake systems, and penetration of the light-duty, agricultural and bus markets.

Gross profit was $12.7 million for the fourth quarter of 2009, an increase of $7.5 million or 144.2% from $5.2 million in the 2008 fourth quarter and a 42.7% gain over the $8.9 million of the 2009 third quarter. Gross margin increased to 30.9% from 20.7% in the fourth quarter last year, and from 26.1% in the 2009 third quarter. The higher gross margin was mainly due to a product shift as more higher-margin new valve products and brake products were introduced.

Operating expenses in the fourth quarter of 2009 were $7.4 million, as compared with $3.0 million in the 2008 fourth quarter and $4.0 million the third quarter of 2009. As a percentage of revenue, operating expenses were 18.1% in the 2009 fourth quarter compared with 12.0% in the same quarter last year.

Selling expenses in the fourth quarter of 2009 were $2.6 million, as compared to $1.6 million in the 2008 fourth quarter. Selling expenses as a percentage of total net sales was 6.4% as compared to 6.2% in the fourth quarter of 2008.

G&A expenses in the fourth quarter of 2009 were $2.4 million, as compared to $0.8 million in the 2008 fourth quarter. G&A expenses as a percentage of total net sales was 5.8% as compared to 3.3% in the fourth quarter of 2008. The higher G&A expenses in the 2009 fourth quarter were due to increased investment in personnel costs, rent, and travel related expenses for business expansion.

R&D expenses in the fourth quarter of 2009 were $2.4 million, as compared to $0.8 million in the 2008 fourth quarter. R&D expenses as a percentage of total net sales was 5.8% as compared to 3.0% in the fourth quarter of 2008. During the fourth quarter, the Company increased R&D expenses which were related to new product development focused on upgrading traditional valve products and developing electronically controlled products.

Operating income in the fourth quarter of 2009 was $5.2 million, a 138.7% increase over the $2.2 million in the 2008 fourth quarter, and a 6.6% increase over the $4.9 million reported in the 2009 third quarter. Operating margin was 12.7% in the 2009 fourth quarter, compared with the operating margin of 8.7% in the fourth quarter last year.

Net income attributable to stockholders for the fourth quarter of 2009 was $5.0 million, or $0.28 per diluted share, a 184.1% gain over the $1.8 million, or $0.10 per diluted share, in the year ago fourth quarter, and a 31.4% increase over the $3.8 million or $0.21 per diluted share, in the 2009 third quarter.

Fiscal Year 2009 Results

Annual net sales were $125.0 for the fiscal year 2009, as compared to net sales of $130.9 million in 2008. Revenues in 2009 from China's domestic OEM market were $63.1 million, a $14.1 million or 28.8% increase from the $49.0 million in 2008. Revenues from China's domestic aftermarket were $31.5 million versus $35.3 million in 2008. Revenues from international markets were $30.4 million in 2009 compared with $46.4 million last year.

In early 2009, the Company identified key growth areas and made strategic moves to place more focus on the domestic OEM market and optimize its product portfolio. The Chinese government’s stimulus package revitalized the domestic truck market and demand continued to rise as inland China’s urbanization and infrastructure development picked up speed. Regarding the Company’s products, SORL removed a number of low-end and low-margin products from its portfolio in the first half of 2009, and introduced a series of new high-margin, value-add products into the marketplace. These products have been well received by OEM customers.

Gross profit for the fiscal year 2009 increased by approximately $1.8 million to $35.5 million from $33.7 million for the 2008 fiscal year. Gross margin increased by approximately 2.7% to 28.4% from 25.7% in 2008. The increased profit and margin reflected an improved product portfolio as new higher-margin products were introduced and certain low-margin items eliminated.

Selling expenses were $8.1 million in fiscal year 2009 compared with $8.4 million for the 2008 year. As a percentage of sales revenue, selling expenses were essentially flat year over year.

General and administrative expenses were $7.3 million for the 2009 year, compared with $6.1 million a year ago. General and administrative expenses increased to 5.8% of 2009’s revenues compared with 4.6% for 2008. The increase was mainly due to higher salary and welfare costs, rent, and travel related expenses during 2009 to support the growth of the Company.

Research and development expenses were $4.3 million in the 2009 year compared with $3.2 million last year. The Company increased investment in new product development, with an emphasis on improving its traditional valve products and developing electronically controlled products.

Operating income in 2009 rose to $15.6 million from $15.1 million in 2008.

Income taxes were $1.8 million in 2009, compared with $1.6 million in the 2008 year. SORL has been awarded the Chinese government's "High-Tech Enterprise" designation which is valid for three years and provides for a reduced tax rate of 15% for years 2009 through 2011. The previous taxation exemption was superceded from 2009.

The net income attributable to stockholders for the fiscal year 2009 was $12.8 million as compared to $12.4 million for the fiscal year 2008. Earnings per share (“EPS”), both basic and diluted, for 2009 and 2008, were $0.70 and $0.68 per share, respectively.

At December 31, 2009, the Company had cash and cash equivalents of $10.3 million, as compared to cash and cash equivalents of $7.8 million at December 31, 2008. Working capital was $75.9 million with a current ratio of 5.1:1 at December 31, 2009. Net cash flow from operations was $9.7 million for the 2009 year.

Recent Developments

In January 2010, the Company announced a preliminary agreement to form a strategic alliance with the Shandong Shifeng Group. According to the preliminary agreement, Shandong Shifeng Group intends to increase its purchases of brake systems and related products from SORL during 2010. Furthermore, Shandong Shifeng plans to implement new joint product development programs with SORL. Shandong Shifeng Group is one of the largest agricultural vehicle and light-duty truck producers in China.

In January 2010, SORL signed a joint development and multi-year supply agreement with Shenzhen Wuzhoulong Motors Co. Ltd. to supply clutch cylinders. Shenzhen Wuzhoulong is one of the leading alternative energy bus manufacturers in China.

Also in January 2010, SORL’s subsidiary, Ruili Group Ruian Auto Parts Co., Ltd., was awarded the Chinese government's "National High-Tech Enterprise" designation. The High-Tech Enterprise certificate designation is awarded to industry leaders with the most advanced technologies and is valid for three years. It provides for a reduced tax rate of 15% for years 2009 through 2011.

Business Outlook

For the first quarter of fiscal year 2010, the management is expecting net sales to be approximately $30 million and net income to be approximately $2.9 million, compared with $20.2 million and $0.9 million for 2009 first quarter respectively. These targets are based on the Company’s current views on the operating and market conditions, which are subject to change.

Mr. Xiaoping Zhang, the Company’s Chairman and Chief Executive Officer, commented, "We remain cautiously optimistic as the further urbanization and growing infrastructure build out of ports, highways, airports and rails will continue to create demand for more trucks. We will continue to introduce new products with more advanced technology and stronger pricing power. On the export side, 2010 can be a time we test new marketplaces where global sourcing is booming. With the strong cash on hand and established capacity, we are confident that we have ample financial resources to fund our organic growth in 2010."

Conference Call

Management will host a conference call at 8:00 am EDT, on Monday, March 29, 2010 to discuss its fourth quarter and fiscal year 2009 financial results. Listeners may access the call by dialing # 1-877-407-0778 or # 1-201-689-8565 for international callers. A live web cast of the conference call will also be available at http://www.sorl.cn.

A replay of the call will be available shortly following the conclusion of the earnings call through April 5, 2010. Listeners may access the replay by dialing # 1-877-660-6853 or # 1-201-612-7415 for international callers; account: 286; conference ID: 347283.

SORL Auto Parts, Inc.

As China's leading manufacturer and distributor of automotive air brake systems and other related auto parts. SORL Auto Parts, Inc. ranked No. 1 for market share in the segment for commercial vehicles, such as trucks and buses. The Company distributes products both within China and internationally under the SORL trademark. SORL is listed among the top 100 auto component suppliers in China, with a product range that includes 40 categories with over 1000 specifications in air brake system, air controlling system and others. The Company has four authorized international sales centers in Australia, UAE, India, and the United States. SORL is working to establish a broader global sales network. For more information, please visit http://www.sorl.cn.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will", "believes", "expects" or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov ..

Contact Information

Ben Chen
SORL Auto Parts, Inc.
Corporate Secretary
Director of Investor Relations
ben@sorl.com.cn

Kevin Theiss
Grayling
646-284-9409
kevin.theiss@grayling.com

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Balance Sheets
December 31, 2009 and 2008

	December 31, 2009		December 31, 2008

Assets
Current Assets
Cash and Cash Equivalents	US$	10,255,259	US$	7,795,987
Accounts Receivable, Net of Provision		44,546,107		35,797,824
Notes Receivable		13,083,691		7,536,534
Inventory		18,760,724		19,105,845
Prepayments, including $0 and $187,813 from related parties at December 31, 2009 and December 31, 2008, respectively.		7,558,140		1,013,440

Other current assets, including $0 and $1,906,070 from related parties at December 31, 2009 and December 31, 2008, respectively.		444,281		4,445,778
Total Current Assets		94,648,202		75,695,408

Fixed Assets
Property, Plant and Equipment		35,335,958		32,927,306
Less: Accumulated Depreciation		(11,608,920)		(8,951,886)
Property, Plant and Equipment, Net		23,727,038		23,975,420

Leasehold Improvements in Progress		477,681		―

Land Use Rights, Net		14,198,392		14,514,983

Other Assets
Deferred compensation cost-stock options		―		9,935
Intangible Assets		161,499		161,347
Less: Accumulated Amortization		(54,380)		(39,018)
Intangible Assets, Net		107,119		122,329
Deferred tax assets		220,577		189,228
Total Other Assets		327,696		321,492
Total Assets	US$	133,379,009	US$	114,507,303

Liabilities and Shareholders' Equity
Current Liabilities
Accounts Payable, including $1,985,291 and $0 due to related parties at December 31, 2009 and December 31, 2008, respectively.	US$	9,724,715	US$	4,623,850
Deposit Received from Customers		3,670,369		6,295,857
Income tax payable		551,900		340,138
Accrued Expenses		4,206,297		2,389,314
Other Current Liabilities, including $200,762 and $0 from related parties at December 31, 2009 and December 31, 2008, respectively.		585,176		460,124
Total Current Liabilities		18,738,457		14,109,283

Non-Current Liabilities

Deferred tax liabilities		115,481		106,826
Total Liabilities		18,853,938		14,216,109

Stockholders' Equity
Preferred Stock - No Par Value; 1,000,000 authorized; none issued and outstanding as of December 31, 2009 and December 31, 2008		―		―

Common Stock - $0.002 Par Value; 50,000,000 authorized, 18,304,921 and 18,279,254 issued and outstanding as of December 31, 2009 and December 31, 2008		36,609		36,558
Additional Paid In Capital		37,498,401		37,498,452
Reserves		4,425,784		3,126,086
Accumulated other comprehensive income		10,939,100		10,848,248
Retained Earnings		50,231,052		38,774,684
Total SORL Auto Parts, Inc. stockholders' equity		103,130,946		90,284,028
Noncontrolling Interest In Subsidiaries		11,394,125		10,007,166
Total Equity		114,525,071		100,291,194
Total Liabilities and Stockholders' Equity	US$	133,379,009	US$	114,507,303

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
For Years Ended on December 31, 2009 and 2008

	2009		2008

Sales	US$	124,979,741	130,893,422
Include: sales to related parties		569,621	2,816,816

Cost of Sales		89,516,540	97,225,582

Gross Profit		35,463,201	33,667,840

Expenses:
Selling and Distribution Expenses		8,137,377	8,423,124
General and Administrative Expenses		7,282,110	6,075,404
Research and development expenses		4,335,464	3,219,895
Financial Expenses		131,080	852,640

Total Expenses		19,886,031	18,571,063

Operating Income		15,577,170	15,096,777

Other Income		488,123	683,104
Non-Operating Expenses		(135,814)	(441,288)

Income Before Provision for Income Taxes		15,929,479	15,338,593

Provision for Income Taxes		1,796,622	1,586,503

Net Income	US$	14,132,857	13,752,090

Other Comprehensive Income - Foreign Currency Translation Adjustment		100,968	6,017,843

Total Comprehensive Income		14,233,825	19,769,933

Less:
Net income Attributable to Non-controlling Interest In Subsidiaries		1,376,791	1,381,230

Other Comprehensive Income Attributable to Non-controlling Interest's Share		10,116	601,784

Total Comprehensive Income Attributable to Non-controlling Interest's Share		1,386,907	1,983,014

Net Income Attributable to Stockholders		12,756,066	12,370,860

Other Comprehensive Income Attributable to Stockholders		90,852	5,416,059

Total Comprehensive Income Attributable to Stockholders		12,846,918	17,786,919

Weighted average common share - Basic		18,280,865	18,279,254

Weighted average common share - Diluted		18,280,865	18,279,254

EPS – Basic		0.70	0.68

EPS – Diluted		0.70	0.68

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For Years Ended on December 31,2009 and 2008

	2009		2008

Cash Flows from Operating Activities
Net Income	US$	12,756,066	12,370,860
Adjustments to reconcile net income (loss) to net cash from operating activities:
Noncontrolling Interest In Subsidiaries		1,376,791	1,381,230
Bad Debt Expense		18,943	32,674
Depreciation and Amortization		3,017,677	2,706,053
Stock-Based Compensation Expense		9,935	59,636
Loss on disposal of Fixed Assets		11,835	24,892
Changes in Assets and Liabilities:
Account Receivables		(8,743,435)	(3,000,167)
Notes Receivables		(5,537,498)	2,437,182
Other Currents Assets		3,808,215	111,707
Inventory		362,858	(9,977,123)
Prepayments		(2,179,237)	400,877
Deferred tax assets		(31,185)	(182,938)
Accounts Payable and Notes Payable		5,062,595	(1,011,371)
Income Tax Payable		211,344	(33,631)
Deposits Received from Customers		(2,630,156)	3,937,491
Other Current Liabilities and Accrued Expenses		2,179,900	312,840
Deferred tax liabilities		8,550	103,275

Net Cash Flows from Operating Activities		9,703,198	9,673,487

Cash Flows from Investing Activities
Acquisition of Property and Equipment		(6,817,073)	(3,063,458)
Leasehold Improvements in Progress		(477,876)	―
Sales proceeds of disposal of fixed assets		42,590	4,187
Investment in Intangible Assets		―	(77,303)

Net Cash Flows from Investing Activities		(7,252,359)	(3,136,574)

Cash Flows from Financing Activities
Proceeds from (Repayment of) Bank Loans		―	(3,482,360)
Capital contributed by Minority S/H		52	―

Net Cash flows from Financing Activities		52	(3,482,360)

Effects on changes in foreign exchange rate		8,381	401,223

Net Change in Cash and Cash Equivalents		2,459,272	3,455,776

Cash and Cash Equivalents- Beginning of the year		7,795,987	4,340,211

Cash and cash Equivalents - End of the year	US$	10,255,259	7,795,987

Supplemental Cash Flow Disclosures:
Interest Paid		―	182,385
Tax Paid		2,302,527	2,106,992

Non-Cash Financing Activities:
Cashless exercise of options and warrants and issuance of common stock		51	―

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